Exhibit 99.1

Nasdaq Confirms Eargo’s Minimum Bid Price Deficiency is Cured

SAN JOSE, Calif., Feb. 6, 2023 (GLOBE NEWSWIRE) -- Eargo, Inc. (Nasdaq: EAR) (the “Company” or Eargo”), a medical device company on a mission to improve the quality of life of people with hearing loss, announced today that it received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) dated February 1, 2023 informing Eargo that the Company’s minimum bid price deficiency has been cured.

The letter from Nasdaq follows the Company’s 1-for-20 reverse stock split approved by stockholders on October 12, 2022 and effected on January 17, 2023, after which the closing price of the Company’s common stock was at least $1.00 per share for the 10 consecutive business days ended January 31, 2023.

About Eargo

Eargo is a medical device company on a mission to improve hearing health. Our innovative products and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first virtually invisible, rechargeable, completely-in-canal, FDA-regulated devices indicated to compensate for mild to moderate hearing loss. Our differentiated, consumer-first approach empowers consumers to take control of their hearing. Consumers can purchase online, at retail locations or over the phone and get personalized and convenient consultation and support from hearing professionals via phone, text, email or video chat. Eargo hearing aids are offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

Related Links
http://eargo.com

Investor Contact
Nick Laudico
Senior Vice President of Corporate Strategy and Investor Relations
ir@eargo.com